Exhibit 3.1
BYLAWS
of the
FEDERAL HOME LOAN BANK OF CINCINNATI
(as amended through January 18~~7, 2019~~, 2024)

ARTICLE I

Policy Statement
These Bylaws shall be deemed adopted subject to and shall be construed under the applicable provisions of the Federal Home Loan Bank Act and the rules and regulations of the Federal Housing Finance Agency (respectively, the "Act" and the "Regulations"), both as amended currently and from time to time in the future.

ARTICLE II

Offices
Section 1. Principal Office: The principal office of the Federal Home Loan Bank of Cincinnati (the "Bank") shall be located in the City of Cincinnati, County of Hamilton, State of Ohio, or at such other place as may be designated by the Federal Housing Finance Agency (the "Finance Agency") or any successor thereto.

Section 2. Other Offices: In addition to its principal office, the Bank may maintain offices in Ohio, Kentucky and Tennessee (the "District") or at any other place, or places, designated by the Bank's Board of Directors (the "Board of Directors" or “Board”).

ARTICLE III

Meetings of Member-Stockholders
Section 1. Annual Meeting: An annual meeting of the stockholders who are members of the Bank (“member-stockholders”) may be held, if called by the Board of Directors, at such time and place as the Board may designate from time to time. Not less than ten (10) days' written notice of each such meeting shall be given by mail to all member-stockholders. At the meeting, the officers of the Bank shall make a report on the financial condition of the Bank and shall outline its program for members for the succeeding year; the Board of Directors or any officer thereof may submit such other matters for report or discussion as they may deem to be appropriate; and the member-stockholders may discuss the affairs of the Bank and the situation in the District in reference to home financing and other services available from the Bank and make such other recommendations as they deem appropriate to the Board of Directors.

Section 2. Special Meetings: Special meetings of the member-stockholders of the Bank shall be called by the Board of Directors or upon the written request of the Chair or Vice-Chair of the Board of Directors, or of the President of the Bank, or by the member-stockholders entitled to cast one-fourth of the votes at any such meeting. A special meeting shall be held not less than fifteen (15) days, nor more than sixty (60) days, after such request. Should the Board of

Exhibit 3.1
Directors fail to act for a period of thirty (30) days after the request for such a meeting, the Secretary of the Bank shall mail to each member-stockholder at its last known address as shown on the books of the Bank a notice of such meeting. The notice shall be sent at least ten (10) days before the meeting and shall contain a statement of the purpose or purposes and of the time and place of the meeting.

Section 3. Quorum-Voting: The member-stockholders present at any meeting of member-stockholders shall constitute a quorum for the transaction of business. Each member-stockholder shall be entitled to cast one vote for the transaction of any business coming before the meeting.

Section 4. Informational Meetings: The Directors may elect to schedule special informational meetings of member-stockholders at various times and locations within the District.

ARTICLE IV

Directors
Section 1. Number, Election, Qualifications and Duties: The Board of Directors shall consist of thirteen (13) members (“Directors” and each a “Director”), or such other number of Directors as the Finance Agency may determine from time to time. A majority of the Directors shall be member Directors and the remaining Directors shall be independent Directors (as each such term is defined in the Act). In no event shall the independent Directors comprise less than two-fifths of all of the Directors. Each member-stockholder shall be entitled to vote with respect to those member Directors designated by the Finance Agency to represent the state in which such member-stockholder is organized and/or located, and each member Director shall be elected by a plurality of such votes. Independent Directors shall be elected by a plurality of the votes of the member-stockholders at large. All Directors shall be citizens of the United States. In addition, each independent Director shall be a bona fide resident of the District and each member Director shall be an officer or director of a member-stockholder located in the District that meets all minimum capital requirements established by its appropriate Federal banking agency or state regulator. At least two (2) of the independent Directors shall be public interest Directors, each of whom has more than four years of experience representing consumer or community interests in banking services, credit needs, housing, or financial consumer protections. Each independent Director, other than a public interest Director, shall demonstrate that he or she has experience in, or knowledge of, one or more of the following areas: auditing and accounting; derivatives; financial management; organizational management; project development; risk management practices; and the law. Compensated employees, counsel to and agents of the Bank shall be ineligible for election to the Board of Directors. Further, no independent Director may, during such Director's term of office, serve as an officer of any Federal Home Loan Bank (including the Bank) or as a director, officer, or employee of any member of the Bank or any entity that receives advances from the Bank.

The term of each Director shall be four (4) years. The Board of Directors and the Finance Agency shall adjust the terms of the Directors to ensure that approximately one-fourth of the terms expire each year. A Director shall be eligible for reelection to the extent provided in the Act and the Regulations. The administration of the election of Directors by the member-

Exhibit 3.1
stockholders, including determining eligibility, shall be the responsibility of the Board but may be delegated, as appropriate, to the staff of the Bank. The Bank shall notify each member of the commencement of an election cycle and shall receive and process nominations for member Directors and names submitted for consideration as independent Directors in accordance with the Act and the Regulations, as they may be amended from time to time. In addition to setting forth the eligibility requirements for, and the experience or knowledge qualifications applicable to, each directorship, the notice may include information on any particular skills, areas of expertise or other attributes deemed desirable, based on the Board’s skill assessment, in those persons whose names are submitted for consideration as independent Directors. The Governance Committee of the Board of Directors, or any successor to such committee (hereafter, the “Governance Committee”), shall review the eligible independent Director application forms received to ascertain that each person is qualified and also shall evaluate each such candidate for nomination, taking into consideration (along with all other factors it deems appropriate) any particular skills, areas of expertise or attributes it has specified as desirable in the notice of election. Prior to recommending any candidate for independent Director to the Board for nomination, the Chair of the Governance Committee, or such other Director as is designated by the Committee, shall consult with the Bank’s Advisory Council regarding the candidate(s) proposed to be recommended to the Board by the Committee. Thereafter, the Governance Committee shall forward the name(s) of its recommended candidate(s) to the Board for nomination, and the Board shall discuss and select the nominee(s). Upon approval of such nominees by the Finance Agency, the Board shall cause ballots and other voting information to be distributed to all members, notifying them of the person(s) nominated and of each person’s qualifications to serve as an independent Director. The Governance Committee shall adopt and periodically review such other procedures as it deems necessary and appropriate for the nomination and election of independent Directors.

The Board of Directors shall have ultimate responsibility for the management of the Bank. The Board and its individual Directors shall have the powers, duties, obligations and responsibilities set forth in the Act, the Regulations and the policies of the Finance Agency, as well as those powers, duties and responsibilities provided for or required by other applicable laws and regulations.

Section 2. Vacancies: If at any time a Director shall cease to have any qualification set forth in Article IV, Section 1 or otherwise required by the Act or the Regulations, such person shall immediately cease to be a Director. In that event, or in the event of any other vacancy in any Bank directorship, the vacancy shall be filled by an affirmative vote of a majority of the remaining Directors, regardless of whether such remaining Directors constitute a quorum. A Director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

Section 3. Regular Meetings: Regular meetings of the Board of Directors may be held at such time and place as shall be determined by the Board from time to time; provided, however, that the number of meetings shall meet the requirements of the Act or the Regulations. A regularly scheduled meeting may be held without notice thereof, or the Board of Directors may direct the Secretary of the Bank to give three (3) days' prior notice of such a meeting to each Director.

Exhibit 3.1
Section 4. Special Meetings: Special meetings of the Board of Directors may be called by its Chair or Vice-Chair or by the President of the Bank on at least five (5) days' written notice or three (3) days' facsimile or e-mail notice to each Director, and shall be called with like notice by the Secretary of the Bank upon the written request of three (3) Directors stating the reasons therefor. The notice of a special meeting shall stipulate the time and place of the meeting and shall contain a statement of the purpose or purposes of the meeting. A special meeting may be held at any time and place within the United States without previous notice if all of the Directors are actually present or if a quorum is present and notice is waived by each absent Director.

Section 5. Quorum; Voting: At any regular or special meeting of the Board of Directors, a majority of the then-current Directors shall constitute a quorum for the transaction of business, but a smaller number may adjourn the meeting from time to time until a quorum is present.

Section 6. Officers of the Board: The officers of the Board of Directors shall be a Chair, a Vice Chair and a Secretary, each of whom shall be elected for a term of two (2) years by a majority vote of all the members of the Board from among the Directors. In the absence of an elected Secretary of the Board, the President of the Bank shall serve in that capacity. The Board officers shall have such duties as are usually incident to their respective offices and such additional duties as may be assigned to them by the Board of Directors. If during the course of a Board officer's term, three-fourths (75%) of the total membership of the Board of Directors, acting at a duly noticed meeting, determines that a Board officer has not carried out his or her duties or is unable to carry out such duties for the remainder of his or her term or any portion thereof or has become ineligible to serve as a Board officer, or for other good cause, then the Board of Directors (by such three-fourths majority vote) shall remove such officer from his or her office and fill the vacancy in accordance with the Act and the Regulations. The Board also may elect an Acting Chair who may serve as Chair at the will of the Board for any period during which both the Chair and the Vice Chair are not able or available, for any reason, to carry out the requirements of those positions hereunder.

Section 7. Order of Business: At meetings of the Board of Directors, business shall be transacted in such order as, from time to time, the Directors may determine. At all meetings of the Board of Directors, the Chair, or in the Chair's absence the Vice Chair, or in the absence of both these officers, the Acting Chair, or if none, a Chair pro tempore selected by the Directors present at the meeting, shall preside.

Section 8. Telephone Meetings: The Board of Directors and any committee of the Board may conduct meetings and take actions at which some or all members participate by conference telephone or other electronic means (such as video conferencing) so long as all members participating can hear and be heard by all other participants.

Section 9. Compensation. A compensation and expense payment policy for Directors shall be established and annually updated by the Board of Directors as provided or permitted by the Act or the Regulations.

Section 10. Action of the Board Without Meeting: Any action that may be authorized or taken at a meeting of the Board may be authorized without a meeting by a unanimous written consent of the Directors pursuant to Ohio Law.

Exhibit 3.1

ARTICLE V

Committees
Section 1. General: The Board of Directors shall establish such committees of Directors as are required by the Act or the Regulations, and it may establish such other Board committees as it deems necessary or appropriate from time to time. Each committee shall have the duties, responsibilities and authorities assigned to it by the Board and, if applicable, specified in the Act or the Regulations, and each shall report to the Board periodically. Except to the extent otherwise required by the Act or the Regulations, the Board shall set the number of members and composition of each committee from time to time, which may include one or more temporary members appointed by the Board or the Chair or Vice-Chair of the Board, also from time to time, to facilitate a quorum at meetings of the committee.

Section 2. Audit Committee: The Board of Directors shall appoint an audit committee consisting of at least five (5) Directors, each meeting the criteria for independence and expertise specified in the Regulations. The audit committee shall have the duties, responsibilities and governance structure specified in the Regulations.

Section 3. Executive Committee: The Board of Directors may, but need not, appoint an executive committee consisting of at least five (5) Directors. Except to the extent specifically retained by the Board or limited by the Act or the Regulations, the executive committee shall possess and may exercise all the powers of the Board of Directors in the management and direction of the affairs of the Bank in the interval between meetings of the Board. All actions by the executive committee shall be reported to the Board of Directors at the next meeting of the Board and shall be subject to revision and alteration by the Board of Directors; provided that no rights of third parties shall be affected adversely by any such revision or alteration.

Section 4. Quorum; Meetings of Committees: Unless otherwise provided in the Act or Regulations, (a) a majority of the members of any committee shall be necessary to constitute a quorum and (b) each committee shall meet as provided by its own duly-adopted rules of procedure or by resolution of the Board of Directors. A committee also shall meet at the call of the Chair or Vice-Chair or Acting Chair of the Board or of the President of the Bank or, if by reason of a national emergency all of the Chair, Vice Chair, Acting Chair and President of the Bank are unavailable for duty, at the call of any other member of the Board of Directors regardless of whether he/she is a member of the committee. Any action that may be authorized or taken at a meeting of any committee may be authorized without a meeting by a unanimous written consent of the members of the committee pursuant to Ohio law.

ARTICLE VI

Officers and Employees
Section 1. Officers: The officers of the Bank shall be a President, one or more Vice Presidents, a Treasurer, a Secretary and any other officer as required under the Act or the Regulations, all of whom shall be elected by the Board of Directors. One person may hold any two offices. All officers shall hold office for one (1) year and until their respective successors are

Exhibit 3.1
elected. The Board of Directors may appoint such other officers as it deems necessary who shall have such authority and shall perform such duties as are prescribed by the Board.

Each officer of the Bank shall devote his or her entire time, skill and energy to the business of the Bank unless specifically otherwise directed by or expressly consented to by the Board of Directors. The officers shall have such powers and duties as are usually incident to their respective offices and as are assigned to them by the Board of Directors. They shall be responsible for the operation of the Bank, under the direction of the Board of Directors and its committees and in conformity with the Act, the Regulations and the policies of the Finance Agency. The appropriate officers shall make regular reports to the Board on the operations of the Bank and to the committees of the Board regarding matters under consideration or to be considered by such committees. On any matter requiring submission to or action by the Finance Agency, the officers of the Bank shall immediately take all necessary steps to forward such matter to the Finance Agency together with the recommendations of the officers. The officers also shall promptly consider applications for membership in the Bank, and shall submit any applications together with their recommendations thereon to the Board of Directors at its next meeting, unless the Board by resolution has delegated the authority to approve membership applications as provided in the Regulations. If this authority has been so delegated, the delegated parties will act promptly and report new membership activity to the Board of Directors at its next meeting following any new approvals. When so designated by resolution of the Board of Directors and subject to such directions as may be stated therein, the President or any other officer who is not a Director may act as an ex-officio, non-voting member of any standing committee of the Board of Directors other than (a) any executive committee or other committee exercising powers of the Board of Directors in the management and direction of the affairs of the Bank or (b) any committee constituted solely as specified in the Act or the Regulations.

Section 2. Employees, Consultants and Legal Counsel: Consistent with the Bank's available operating budget, the Bank may employ such employees, auditors, legal counsel, consultants and other experts as it deems appropriate, who shall have such duties as are assigned to them by the Board of Directors and the officers of the Bank. The Bank, its officers, the Board of Directors, and any committee may rely in good faith on the opinions of independent legal counsel to the Bank.

Section 3. Compensation: The annual compensation of the officers and employees of the Bank shall be established by the Board of Directors but in accordance with and subject to any relevant requirements of the Regulations.

ARTICLE VII

Capital Stock
Section 1. Capital Plan: All matters relating to the capital stock of the Bank shall be governed by the Bank’s Capital Plan as in effect from time to time and by the related requirements of the Act and the Regulations.

Exhibit 3.1
ARTICLE VIII

General Provisions
Section 1. Minutes: Minutes of any meeting of the member-stockholders of the Bank, of the Board of Directors and of any committee of the Board shall be signed by at least one of the following: the meeting's chair, vice chair, acting chair or other presiding officer or secretary. A certified copy of the minutes of any annual or special meeting of member-stockholders and any meeting of the Board shall immediately be transmitted to the Finance Agency. The original copies of all minutes shall be preserved by the Bank in minute books and shall be available to any member of the Finance Agency or to the examiners or other official representatives of the Finance Agency.

Section 2. Designation of Depositories: The Board of Directors shall designate the financial institutions in which shall be deposited the monies or securities of the Bank, or those held in safekeeping for members, except as otherwise provided by the Act and the Regulations.

Section 3. Insurance: The Bank shall comply with all provisions of law regarding the maintenance of liability, comprehensive and other insurance relating to its operations and properties, and shall maintain such additional forms and amounts of insurance covering its operations and properties and its directors, officers, employees and agents as the Board of Directors considers necessary for its protection.

Section 4. Indemnification and Advancement of Expenses; Purchase of Insurance: (a) The Bank shall indemnify any Director or officer, and may by action of the Board of Directors determine to indemnify any employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Bank) by reason of the fact that he/she is or was a Director, officer, employee or agent of the Bank or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, governmental or quasi-governmental instrumentality or agency or other enterprise (specifically including employee benefit plans), against all loss, liability, expenses (specifically including reasonable attorneys' fees), judgments, fines (specifically including any excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he/she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Bank and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Bank and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was unlawful.

(b) The Bank shall, to the extent not prohibited by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Bank to procure a judgment in its favor by reason of the

Exhibit 3.1
fact that he/she is or was a Director or officer of the Bank or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, governmental or quasi-governmental instrumentality or agency or other enterprise (specifically including employee benefit plans), against all loss, liability and expense (specifically including reasonable attorneys' fees) actually and reasonably incurred by him/her in connection with the defense or settlement of such action or suit if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Bank.

(c) To the extent that a Director or officer of the Bank has been successful on the merits or otherwise in connection with any action, suit or proceeding referred to in Paragraphs (a) and (b) of this Section 4 or in connection with any claim, issue or matter therein, he/she shall, notwithstanding anything to the contrary in this Section 4, be indemnified against expenses (specifically including reasonable attorneys' fees) actually and reasonably incurred by him/her in connection therewith.

(d) Any indemnification under Paragraphs (a) and (b) of this Section 4 shall be made by the Bank upon a determination that indemnification of the Director or officer is proper in the circumstances because he/she has met the applicable standard of conduct set forth in said Paragraphs (a) and (b). Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding; or (2) if such quorum is not obtainable or, even if obtainable, if a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion; or (3) by the member-stockholders. Indemnification under Paragraphs (a) and (b) of this Section 4 may also be made by the court of common pleas or the court in which the subject action, suit, or proceeding was brought.

(e) To the extent not prohibited by applicable law or regulation, expenses incurred by a Director or officer of the Bank in defending an action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Bank in advance of the final disposition of such action, suit or proceeding upon receipt of undertakings by or on behalf of such Director or officer: (1) to repay such amount if it shall be proved by clear and convincing evidence in a court of competent jurisdiction that his/her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Bank or undertaken with reckless disregard for the best interests of the Bank, and (2) to cooperate reasonably with the Bank concerning the action, suit or proceeding. Such expenses incurred by other employees and agents of the Bank may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) The indemnification and advancement of expenses provided by or granted pursuant to this Section 4 shall not be deemed exclusive of any other rights to which a Director, officer, employee or agent of the Bank seeking indemnification or advancement of expenses may be entitled under any agreement, vote of member-stockholders or of disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office. Access or entitlement to the indemnification and advancement of expenses provided by or granted pursuant to this Section 4 shall not be deemed to be limited or reduced by the availability of indemnification or advanced expenses from an entity or enterprise for which the party seeking indemnification under this Section 4 provided services at the request of the

Exhibit 3.1
Bank. The Bank may, by resolution adopted by its Board of Directors, provide indemnification to employees and agents of the Bank with the same scope and effect as the indemnification of Directors and officers contained in this Section 4. The indemnification and advancement of expenses provided by or granted pursuant to this Section 4 shall vest at the time a person becomes a Director or officer of the Bank, shall continue as to such a person who has ceased to be a Director or officer of the Bank, shall not be adversely affected by any amendment thereof as to events or actions occurring prior to such amendment, shall represent contractual rights against the Bank enforceable by such a person, and shall inure to the benefit of the heirs, executors, administrators and estate of such a person.

(g) The Bank shall have the power to purchase and to maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Bank or is or was serving at the request of the Bank as a director, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, governmental or quasi-governmental instrumentality or agency or other enterprise (specifically including employee benefit plans) against any liability asserted against him/her and incurred by him/her in such capacity, or arising out of his/her status as such, whether or not the Bank would have the power to indemnify him/her against such liability under the provisions of this Section 4.

(h) For purposes of this Section 4: (1) a person who acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall conclusively be deemed to have acted in a manner "not opposed to the best interests of the Bank"; (2) a person shall not be deemed to have had "reasonable cause to believe that his/her conduct was unlawful" unless that person shall, with respect to the conduct in question, have acted in knowing, willful or reckless violation of the law; and (3) references to "the Bank" shall include, in addition to the resulting corporation, any constituent of a corporation (including any constituent of a constituent) absorbed in a consolidation or merger, which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers.

(i) The provisions of this Section 4 are intended to confer indemnification upon persons covered thereby to the fullest extent permitted by applicable laws and regulations. The Bank shall not make any indemnification payments to any person if such payment is prohibited by regulation or an order issued by the Finance Agency in accordance with 12 U.S.C. 4518(e) with regard to any administrative proceeding or civil action instituted by the Finance Agency. The provisions of this Section 4 are intended to be severable. If any provision of Section 4 is found by a regulatory agency, court or other tribunal of competent jurisdiction to be unenforceable or invalid due to conflict with public or regulatory policy or otherwise, the remaining provisions shall remain in full force and effect notwithstanding such finding and, to the extent possible, the provision in conflict shall be deemed modified, consistent with the intent hereof, to the extent necessary to resolve such conflict.

Section 5. Signing of Papers: All checks, contracts, deeds, bonds, assignments, releases or other documents of the Bank shall be signed in the name of the Bank by two Bank officers authorized by the Board of Directors to sign such documents.

Section 6. Operations: The Bank shall operate and do business within the provisions of the Act, the Regulations, its certificate of organization, its Capital Plan and these Bylaws.

Exhibit 3.1

Section 7. Fiscal Year: The fiscal year of the Bank shall begin on the first day of January.

Section 8. Amendments: The Bylaws of the Bank may be amended by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board if each Director has been given notice of the proposed amendment and of the form of such amendment at least ten (10) days preceding any meeting called for such purpose and so long as the amendment is consistent with applicable statutes, the Act, the Regulations and Finance Agency policies. The Bylaws may be amended by the affirmative vote of a majority of the Board of Directors at any regular meeting without such written notice being given if the form of the proposed amendment has been submitted to the previous regular meeting of the Board of Directors and has been incorporated in the minutes of said meeting.

Section 9. Governing Law~~:~~ ; Venue:

(a) The corporate governance practices and procedures of the Bank, and practices and procedures relating to indemnification (including advancement of expenses), shall comply with and be subject to the applicable authorizing statutes and other Federal law, rules, and Regulations, and shall be consistent with the safe and sound operations of the Bank.

(b) To the extent not inconsistent with paragraph (a) of this Section 9, the Bank shall follow the corporate governance and indemnification practices and procedures set forth in, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to conflict of laws rules.

(c) Except as otherwise provided in the Act or Regulations, nothing contained in paragraph (b) of this Section 9, or otherwise set forth in these Bylaws, shall create or be deemed to create any rights, including, without limitation, any rights with respect to voting, inspection or calling of meetings, in any member-stockholder or other third party. Nor will it cause or be deemed to cause the Bank to become subject to the jurisdiction of any state court in the State of Ohio with respect to the State of Ohio’s corporate governance and indemnification practices and procedures.

(d) Unless the Bank otherwise consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio shall, to the fullest extent permitted by law be the sole and exclusive forum for (i) any claim by or against the Bank related to indemnification or advancement of expenses under Article VIII Section 4 or as applied to the Bank pursuant to paragraph (b) of this Section 9; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Bank to the Bank or the Bank's stockholders; and (iii) any action asserting a claim arising pursuant to any provision of the Act, the Regulations, the policies of the Finance Agency or these Bylaws (as they may be amended or restated from time to time).